SUB-ITEM 77Q(a) - COPIES OF ANY MATERIAL AMENDMENTS TO THE
REGISTRANT'S CHARTER OR BY-LAWS


AMENDMENT #2
TO THE BY-LAWS
OF
FEDERATED PREMIER INTERMEDIATE MUNICIPAL INCOME FUND
Effective September 21, 2004

Insert the following into Article V, Officers:
Section 13.  Chief Compliance Officer.  The Chief
 Compliance Officer shall be
responsible for administering the Trust's policies and procedures approved by the
Board under Rule 38a-1 of the Investment Company Act of 1940, as amended.
Notwithstanding any other provision of these By-Laws,
 the designation, removal
and compensation of Chief Compliance Officer are subject
 to Rule 38a-1 under
the Investment Company Act of 1940, as amended.









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